EXHIBIT 10.4

2019 Annual Performance Incentive Award Plan (*)

Part I: Plan Administration

Section 1: Purpose of the Plan

The purpose of the Performance Incentive Award Plan ("the Plan") is to provide variable compensation to those employees in key positions who attain and sustain consistently high levels of performance by meeting and exceeding goals and expectations that contribute to the success, profitability, and return to the shareholders of Citizens & Northern Corporation and affiliated Employer(s). The Plan is designed to support operational objectives and financial goals as defined by the long-range and short-range strategic and financial Plans. Additionally, the Plan is designed to provide a component of the management compensation package essential to retaining and attracting quality employees to key positions that contribute significantly to the bank’s financial performance. A key position for the purpose of this plan is a job role that is typically, within the community banking and financial services industries, eligible for performance-based incentive compensation.

Section 2: General Description

There are three components of the Plan: (1) corporate performance; (2) unit/functional performance; and (3) individual performance. The corporate performance component will be subject to the Corporation’s attainment of financial goals relative to a defined peer group. To receive the corporate bonus payout, the company must achieve at least the threshold level. Further, the individual performance component will be subject to an evaluation of the participants’ overall contributions to the “team”. To earn the individual component, the participant must attain at least the threshold performance level.

The unit/functional component is based on the attainment of pre-established goals by the participant and often a team of participants in a given business unit, e.g., retail branch system, commercial lending team. Depending upon the participant’s function, Key Performance Indicators for the participant’s region, or the corporation as a whole, also may be evaluated to determine the unit/functional bonus. To receive the unit/functional bonus payout, the participant must achieve at least the threshold level. Even after attaining at least the Threshold performance, the plan permits the participant’s supervisor or the executive officer for the participant’s area to recommend no bonus payout, or a reduced amount (Corporate, Unit/Functional or Individual) if aspects of the participant’s performance are deemed unsatisfactory.

(*) Employees who are actively engaged in interviewing residential real estate mortgage applicants, processing the applications and closing the loans are excluded from this plan. The Corporation has a separate incentive award plan for such employees.

The Plan protects shareholders' interests by requiring that the goals established will enhance bottom line performance while not encouraging excessive risk-taking and that a minimum level of performance is achieved before any incentive award can be made. At the same time the Plan provides management with a means to retain and attract top performers who increase the organization’s financial performance by attaining their performance goals. The Plan requires that management perform an annual assessment and establishment of goals and provides a performance review and measurement system. The Plan requires management to consider non-financial goals designed to improve operational and risk management effectiveness, as well as financial goals, as appropriate for each participant’s position. The Plan permits future inclusion of additional positions during a Plan year, if the need arises.

The calculation of the bonus to be distributed to the Plan participants, and the incentive formulas, are constructed to provide awards consistent with strong corporate financial performance and the participant’s exceptional performance in his/her unit/functional area. The incentive formulas ensure a level of incentive award that is competitive with comparable positions and job levels in similar financial institutions, thus enabling Citizens & Northern to attract, retain, and motivate high-performing personnel and support continued growth and profitability. The determination of the bonus payable is described in Part II of this Plan.

The Plan is established to augment regular salary and benefit programs already in existence. The Incentive Plan is not meant to be a substitute for salary increases but supplemental to salary and as stated earlier, a reward for “exceptional" performance.

The Plan has been developed to recognize that the amount of incentive bonus award attainable by key executives should vary depending upon the executive’s position with the company and the competitive levels of incentive bonus for those positions within the banking and financial service industry. Thus threshold, target and maximum Incentive Opportunities are established for each position.

Section 3: Other Payment Conditions

Termination for Reasons Other Than Death, Permanent Disability or Retirement – In the event of termination of employment for reasons other than death, permanent disability or retirement, the participant, at the discretion of the committee, may forfeit all unpaid incentive awards.

The Compensation Committee of the Board, and management, reserve the right to deny or modify an award to any participant. Such action may be due to, but not limited to, the failure of the participant to properly perform during the Plan year. Economic or other circumstances and considerations may dictate that incentive bonuses be reduced or eliminated in any given year. Accordingly, the Board of Directors may amend, alter or terminate the Plan at any time.

In the event a participant becomes disabled for a period greater than two (2) weeks, any salary continuation as a result of the Corporation’s short and long-term disability programs will not be included in the base salary used for the incentive bonus calculation.

Section 4: Administration of the Plan

Throughout this Plan, reference to the actions and authority of the Compensation Committee of the Board of Directors ("the Committee") also presumes that the Committee will recommend, and the board of directors will approve or disapprove, final disposition of all matters pertaining to administration of the Plan. The Committee, with board approval, has the responsibility to interpret, administer, and amend the Plan as necessary. The recommendations of the Committee as approved by the board, affecting the construction, interpretation, and administration of the Plan shall be final and binding on all parties, including the Corporation, its subsidiaries and employees.

At or before the beginning of each Plan year, the Committee will review and may revise the operating rules. Performance targets the Incentive Bonus Plan Performance Matrix, and the Incentive Opportunity levels for corporate, individual and unit/functional awards for attaining those targets may be changed in order to emphasize specific goals and objectives of the Plan and to maintain a competitive incentive program. However, it is expected that the Plan will require modification only when significant changes in the organization, goals, personnel, or performance occur. The Chief Executive Officer shall be the Plan czar with the power to control and oversee proper administration of the Plan, and may recommend to the Committee proposed changes to the operating rules. Additionally, the Committee may engage a third party expert to review and amend the plan.

An individual or individuals designated by the Chief Executive Officer will perform the computation of incentive awards. Maintenance of participant payment records shall be the responsibility of the Human Resource Director.

Finally, the committee, with board approval, may exclude extraordinary occurrences, which could affect the performance awards, either positively or negatively, but are by their nature outside the significant influence of Plan participants. The characteristics of such extraordinary occurrences are generally that they involve the senior management and the board of directors in:

•	The original decision to take some action.

•	Mission-driven strategic Initiatives that sacrifice short-term income for long-term gain.

•	Issues most related to a restructuring of assets, or unusual expense or income realization.

Extraordinary occurrences may be excluded when calculating performance results to ensure that the best interests of the shareholders are protected and are not brought into conflict with the intent of the Plan. When and if extraordinary occurrences are excluded from the calculation of corporate performance measures, they should also be excluded in calculating the bonus.

Section 5: Plan Participants

Executive management shall select and recommend for participation in the Plan employees in those job positions that are responsible for directing, implementing and performing functions that have a significant influence on the profitability and operational performance of the bank (key employees). Those job positions which are selected for participation in the Plan will be in positions that normally include an incentive bonus component in the compensation package offered by similar financial institutions.

At or before the beginning of each Plan year, the Committee shall review the recommendations of management on the selection of those positions eligible for participation in the Plan for that year. Management shall recommend the Incentive Bonus Plan Performance Matrix for the year. Additionally, management shall recommend a threshold, target and maximum Incentive Opportunity percentage of base salary for each position. Participants shall be notified of their eligibility as soon as selection is completed and the board of directors has adopted the Plan. The Committee shall review and recommend the inclusion of participants to the full board for their approval.

Positions and thus participants may be added during the Plan year at the discretion of management and the Committee, and the incentive award will be prorated from date of entry into the Plan.

Section 6: Payment of Individual Incentive Compensation Awards

Within 60 days following the end of the Plan year and as soon as the participant’s performance has been evaluated and the financial and operating results are known, participants will receive their incentive payment as determined by the Incentive Bonus Plan Performance Matrix.

Section 7: Incentive Compensation Plan Operating Rules

Before the beginning of each Plan year, the Committee may review and revise, if deemed appropriate, Part II: Operating Rules of the Plan for the year then beginning. The operating rules shall include the following:

a)	Identification of positions selected for participation in the Plan

b)	The method for determining the amount of the total bonus to be paid to Plan participants, including the Incentive Bonus Plan Performance Matrix.

c)	Schedules and formulas for determining the amount of the incentive compensation awards to Plan participants for the Plan year then beginning, including threshold, target and maximum performance measures and the percentage of bonus award determined by corporate, functional/unit and individual performances. Participants will be informed at or before the Plan year of the manner in which performance will be evaluated.

d)	Other administrative and procedural rules, which the committee considers appropriate.

After approval by the Committee and the board of directors, management shall, as soon as practical, inform each of the participants of the operating rules for the Plan year then beginning.

Section 8: Performance Progress Reporting

Semi-annually the Plan czar will be responsible for communicating attainment of corporate goals during the course of the Plan year. Participants and their direct supervisors will meet periodically to review their performance relative to the established unit/functional and individual goals.

Section 9: Amendment or Termination of Plan

The committee, with concurrence of the board of directors, may terminate, amend, or modify this Plan at any time. The termination, amendment, or modification of the Plan may affect a participant's right to unpaid incentive compensation awards under this Plan.

Section 10: Other Considerations

Recoupment - Amounts allocated or paid pursuant to this Plan shall be subject to recovery by the Corporation under any claw back, recovery, recoupment or similar policy hereafter adopted by the Corporation, whether in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or otherwise, whether or not required by law.

Active Employment Contingency- Except in the case of a retirement, if a participant voluntarily terminates his or her employment with the Corporation or Bank prior to the date of bonus payout, the bonus will be forfeited.

Right of Assignment - No right or interest of any participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment - The participation in or the receipt of an award under this Plan shall not guarantee any employee any right to continued employment; the right to dismiss any employee is specifically reserved to the organization. The receipt of an award for any one year shall not guarantee an employee the right to receive an award for any subsequent year.

Change of Position - If a participant transfers to another position in the organization that is not included in the Incentive Compensation Plan, they will cease being a Plan participant. At the time of the position change a determination will be made as to whether the participant will be eligible for a bonus for the period during which they were a participant.

Withholding for Taxes - The organization shall have the right to deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

Salary - Salary is defined as base earnings for the year, which includes any increase in weekly rate of pay but not including any referral awards, brokerage or insurance commissions, golden nugget payments, taxable fringe benefits or prior bonus payments.

Board Prerogatives - It will be the right of the Board of Directors to amend, alter and/or terminate the plan in its sole discretion at any time.

Part II: Operating Rules

Section l: General

The following Incentive Compensation Plan Operating Rules will be in effect for the 2019 plan year and until revised. These operating rules are subject to change by the Committee before the start of the Plan year, with the approval of the board of directors. It is anticipated that the rules for 2019 will be revised only if significant changes occur in organization, operations, industry compensation practices, or other pertinent factors.

Section 2: Corporate Performance Component - Incentive Bonus Plan Performance Matrix for 2019

The corporate performance component of the Incentive Bonus is calculated based on comparison of C&N’s Return on Average Equity (ROAE) to that of a Peer Group. The chart below will determine the Incentive Opportunity percentage of base salary from which the corporate performance component of a participant’s bonus would be paid:

C&N's	Corporate
Percent	Award as
ROAE Rank	% of
vs Peer	Target
25	33%
30	46.4%
35	59.8%
40	73.2%
45	86.6%
50	100%
55	110.0%
60	120.0%
65	130.0%
70	140.0%
75	150%
80	150%
85	150%
90	150%
95	150%
100	150%
>100	150%

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*The Peer Group shall include all publicly traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion.

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